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EXHIBIT 99.1

         CPS                                          NEWS RELEASE
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       CONSUMER PORTFOLIO SERVICES, INC. ANNOUNCES $45.8 MILLION FINANCING

IRVINE, Calif. - November 30, 2005 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) announced today that a special-purpose subsidiary of CPS sold $31.5 million of 7.62% Class A asset-backed notes and $14.3 million of 10.00% Class B asset-backed certificates. The securities sold are backed by the Company's residual interests in 10 previously securitized pools of automotive receivables.

The Class A notes, issued by CPS Auto Receivables Trust 2005-R, are rated BBB by Standard & Poor's. The rating is based on the structure of the transaction and CPS's experience as a servicer. The Class B certificates are not rated. The securities sold are secured by the Company's retained interest in nine securitizations sponsored by CPS and one securitization transaction sponsored by its subsidiary, The Finance Company.

"This transaction is an important part of our refinancing strategy for 2005," said Charles E. Bradley, Jr., President and Chief Executive Officer. "The proceeds from this transaction provide liquidity to refinance long-term debt and will support the company's long-term growth strategy. This is the second transaction of this type that we have completed over the last two years and demonstrates our solid access to the capital markets."

The sale of Notes was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.
Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 43 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who are typically unable to obtain financing from traditional sources.



CONTACT

Charles E. Bradley, Jr.
Consumer Portfolio Services
949-753-6800